UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report (Date of earliest event reported): April 6, 2016

              ORION ENERGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  2210 Woodland Drive, Manitowoc, Wisconsin, 54220
(Address of principal executive offices, including zip code)

  (920) 892-9340
(Registrant’s telephone number, including area code)

  Not Applicable
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Results of Operations and Financial Condition.
On March 31, 2016, Great Lakes Energy Technologies LLC, a wholly owned subsidiary of Orion Energy Systems, Inc, (“Seller” or “Orion” or the “Company”) entered into a Purchase and Sale Agreement (“PSA”) with Tramontina U.S. Cookware, Inc. (“Purchaser”) providing for the sale for a purchase price of $2.6 million of its Manitowoc manufacturing facility. The PSA includes customary terms related to a real estate sales transaction and requires the parties to negotiate a lease by April 30, 2016 in which Orion will lease approximately 200,000 square feet of the building for a term of not less than 3 years with rent at $2.00 per square foot per annum. The lease will contains options by both parties to reduce amount of leased space after March 1, 2017 given sufficient notice.
Orion will realize an estimated net loss on the transaction in the amount of $1.7 million upon the signing of the PSA due to the net book value of the assets being sold totaling approximately $4.3 million which is in excess of the sales price of $2.6 million. The closing of the transaction is to occur on or before June 30, 2016 and is expected to give Orion net cash proceeds of approximately $2.5 million.
On April 5, 2016, Orion issued a press release announcing that it has completed a series of strategic moves to position the company for future growth. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01(d).	Financial Statements and Exhibits.
Exhibit 99.1 Press Release of Orion Energy Systems, Inc. dated April 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.
Date: April 6, 2016	By: /s/ John H. Scribante
John H. Scribante
Chief Executive Officer

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